Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Geoffrey Mogilner
Midway Games Inc.
(773) 961-2222
gmogilner@midway.com
MIDWAY REPORTS 2007 Q3 RESULTS
Chicago, Illinois, November 1, 2007 — Midway Games Inc. (NYSE: MWY) today announced results of operations for the three month period ended September 30, 2007. The Company also updated its full year revenue and earnings guidance and provided revenue and earnings guidance for the fourth quarter ending December 31, 2007.
THIRD QUARTER RESULTS
Net revenues for the 2007 third quarter were $36.7 million, compared to the 2006 third quarter net revenues of $27.4 million. The 2007 third quarter net loss was $33.5 million, or a loss of $0.37 per basic and diluted share, compared with a 2006 third quarter net loss of $22.2 million, or a loss of $0.24 per basic and diluted share.
On a non-GAAP basis, excluding the impact of stock-option expenses and certain non-cash items, the 2007 third quarter loss was $28.0 million or a loss of $0.31 per basic and diluted share. For the 2006 third quarter, on a non-GAAP basis, the Company had a loss of $20.3 million, or a loss of $0.22 per basic and diluted share. A reconciliation of non-GAAP results to GAAP results is provided at the end of this press release.
Other recent operating highlights include:
•	Midway released Stranglehold for Xbox 360 and PC worldwide, which was a top-10 selling Xbox 360 game in the UK for the five weeks following launch according to Chart Track, as well as a top-10 selling Xbox 360 title in North America for the month of September according to The NPD Group. With the shipment of Stranglehold for the PS3 in North America on October 29, 2007, Midway has now exceeded 1 million units shipped worldwide on all platforms. Midway expects to ship Stranglehold for the PS3 in Europe later this month.
•	Midway, in conjunction with developer Epic Games, recently released a demo of Unreal Tournament 3 for the PC, which has remained one of the top 2 most downloaded games on FilePlanet.com since it was released on October 12th.
David F. Zucker, president and chief executive officer, commented, “We are happy with the response to our first front-line next generation game, Stranglehold, and believe that it has provided a solid foundation to build our standardized toolset for all of our next generation titles. Additionally, our commitment to our expanded direct presence in Europe has been validated with strong results for Stranglehold throughout the territory.”

OUTLOOK
During the fourth quarter, the Company has released Stranglehold for the PS3 in North America, Cocoto Racing for the DS in Europe, and The Bee Game for the GBA and DS in North America. Later this quarter, Midway expects to release worldwide Unreal Tournament 3 for the PC, BlackSite: Area 51 for Xbox 360 and PC, Ultimate Mortal Kombat for the DS, and Aqua Teen Hunger Force: Zombie Ninja Pro-Am for the PS2; in North America BlackSite: Area 51 for the PS3, Foster’s Home for Imaginary Friends for the DS, and Game Party and Cruis’n’ for the Wii; and in Europe Stranglehold for the PS3 and Hour of Victory for the PC. For the fourth quarter ending December 31, 2007, Midway expects the following:
•	Net revenues of approximately $80 million, with a net loss of approximately $0.21 per basic and diluted share.

•	On a non-GAAP basis, Midway expects a fourth quarter loss of approximately $0.13 per basic and diluted share, which excludes approximately:
o	$0.01 of stock option expense and deferred income tax expense related to goodwill, and

o	$0.07 of non-cash convertible debt interest expense.
Midway is lowering its financial outlook for the full year 2007 primarily to reflect the movement of certain Nintendo Wii and DS titles out of this fiscal year, mainly in the European territories, as well as lower expectations for PS3 product sales due to delayed release dates resulting in shorter holiday selling periods. For the year ending December 31, 2007, Midway now expects the following:
•	Net revenues of approximately $160 million with a net loss of approximately $0.95 per basic and diluted share.

•	On a non-GAAP basis, Midway expects a loss of approximately $0.76 per basic and diluted share, which excludes approximately:
o	$0.03 of stock option expense and deferred income tax expense related to goodwill, and

o	$0.16 of non-cash convertible debt interest expense.
Mr. Zucker concluded, “We remain confident that our technology strategy and product plan position us to grow both revenue and market share as we move into the heart of this console cycle. In the coming months, as we reveal more details on our strong line-up of new IP and major franchises for 2008, we expect to show investors how we plan to realize significant growth in 2008.”
NON-GAAP FINANCIAL MEASURES
Midway has included non-GAAP financial measures in its quarterly results and 2007 outlook. Midway does not intend for the presentation of the non-GAAP financial measures to be isolated from, a substitute for, or superior to the information that has been presented in accordance with GAAP. In addition, information used in the non-GAAP financial measures may be presented differently from non-GAAP financial measures used by other companies. The non-GAAP financial measures used by Midway include non-GAAP basic and diluted loss per share.
Midway considers the non-GAAP financial measures used herein, when used together with the corresponding GAAP measures, to be helpful in providing meaningful additional information regarding its performance by excluding specific items that may not be indicative of Midway’s core business or projected operating results. These non-GAAP financial measures exclude the following items:

Stock Option Expense. Midway adopted SFAS No. 123R, “Share-Based Payment” beginning January 1, 2006, in which it began to recognize as an expense the fair value of its stock options. A non-GAAP measurement that excludes stock option expense identifies this component of compensation expense that does not require cash outlay.
Non-cash convertible debt interest expense. In accordance with GAAP, Midway is required to record discounts on its convertible senior notes as a result of decreases in the conversion prices of these notes. These amounts are amortized as interest expense through the first date on which the holders may redeem the notes. There is no cash outlay associated with this interest expense. A non-GAAP measurement that excludes the convertible debt non-cash interest expense allows for a more direct comparison to prior periods, and also distinguishes this interest expense from the remainder of the interest expense, which requires (or required) a cash outlay by Midway.
Deferred tax expense related to goodwill. Midway recognizes deferred tax expense related to increases in the difference between the book basis and tax basis of goodwill. Goodwill is not amortized for book purposes but is amortized for tax purposes.  This increase in the book to tax basis difference causes an increase in the related deferred tax liability balance that cannot be offset against deferred tax assets.  Given the nature of this deferred tax expense, a non-GAAP measurement that excludes this expense is deemed appropriate.
In the future, Midway may consider whether other significant items should be excluded when arriving at non-GAAP measures of financial performance.
CONFERENCE CALL
Midway Games Inc. is hosting a conference call and simultaneous webcast open to the general public at 4:15 P.M. EDT today, Thursday, November 1, 2007. The conference call number is (800) 573-4842 or (617) 224-4327 (international callers). The passcode for the call is 57174775. Please call ten minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.earnings.com. Please log-on fifteen minutes in advance to ensure that you are connected prior to the call’s initiation. Following its completion, a replay of the call can be accessed until November 8th by dialing (888) 286-8010 or (617) 801-6888 (international callers). The passcode for the replay is 50476783. Additionally, a replay of the call will be available for twelve months on the Internet via www.investor.midway.com.
ABOUT MIDWAY
Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major video game systems and personal computers. More information about Midway and its products can be found at www.midway.com.
FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the current console platform transition and other technological changes, dependence on major platform manufacturers and other risks more fully described under “Item 1. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and in more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and Midway undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.
– tables follow –

MIDWAY GAMES INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net revenues	$36,747	$27,392	$79,618	$68,710

Cost of sales:
Product costs and distribution	13,472	12,541	31,141	30,400
Royalties and product development	24,196	14,774	36,643	38,898

Total cost of sales	37,668	27,315	67,784	69,298

Gross profit (loss)	(921)	77	11,834	(588)

Research and development expense	6,245	7,147	20,250	28,525
Selling and marketing expense	14,173	8,059	29,174	27,448
Administrative expense	5,000	5,142	15,936	15,934
Restructuring and other charges (benefits)	—	1	(783)	(160)

Operating loss	(26,339)	(20,272)	(52,743)	(72,335)
Interest income	498	1,360	2,075	3,497
Interest expense	(8,429)	(3,678)	(17,600)	(7,561)
Other income, net	1,160	781	2,003	1,757

Loss before income taxes	(33,110)	(21,809)	(66,265)	(74,642)
Provision for income taxes	417	342	1,381	1,116

Net loss	$(33,527)	$(22,151)	$(67,646)	$(75,758)

Loss per share of common stock:
Basic and diluted	$(0.37)	$(0.24)	$(0.74)	$(0.84)

Weighted average number of shares outstanding:
Basic and diluted	91,180	90,812	91,095	90,626

– balance sheet follows –

MIDWAY GAMES INC.
Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2007	2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,144	$73,422
Receivables, net	28,577	51,366
Inventories	3,178	2,891
Capitalized product development costs	71,366	35,213
Prepaid expenses and other current assets	13,526	12,792

Total current assets	147,791	175,684
Capitalized product development costs	2,766	6,400
Property and equipment, net	20,326	20,407
Goodwill	41,353	41,273
Other assets	9,628	10,297

Total assets	$221,864	$254,061

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,774	$7,864
Accrued compensation and related benefits	3,808	4,541
Accrued royalties	7,013	8,097
Accrued selling and marketing	4,551	4,935
Deferred revenue	3,395	2,000
Current portion of long-term debt	2,000	3,333
Other accrued liabilities	16,602	15,164

Total current liabilities	56,143	45,934

Convertible senior notes, less unamortized discount	75,924	142,010
Long-term debt	17,667	3,611
Deferred income taxes	10,387	9,402
Other noncurrent liabilities	846	397

Stockholders’ equity:
Common stock	933	925
Additional paid-in capital	520,684	444,115
Accumulated deficit	(448,528)	(380,882)
Accumulated translation adjustment	(2,412)	(1,671)
Treasury stock	(9,780)	(9,780)

Total stockholders’ equity	60,897	52,707

Total liabilities and stockholders’ equity	$221,864	$254,061

– supplemental data follows –

MIDWAY GAMES INC.
Consolidated Non-GAAP Operating Results
(In thousands, except per share amounts)
(unaudited)
The following table reconciles Midway’s net loss and basic and diluted loss per share as presented in its Consolidated Statements of Operations as prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States of America with its non-GAAP loss and non-GAAP basic and diluted loss per share. Midway’s non-GAAP loss and non-GAAP basic and diluted loss per share exclude stock option expense, convertible debt non-cash interest expense, and deferred tax expense related to goodwill.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net loss	$(33,527)	$(22,151)	$(67,646)	$(75,758)

Stock option expense (1)	175	954	1,343	2,541
Convertible debt non-cash interest expense	4,999	550	8,004	574
Deferred tax expense related to goodwill	329	329	985	985

Non-GAAP loss	$(28,024)	$(20,318)	$(57,314)	$(71,658)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Basic and diluted loss per share of common stock	$(0.37)	$(0.24)	$(0.74)	$(0.84)

Stock option expense (1)	0.00	0.01	0.01	0.03
Convertible debt non-cash interest expense	0.06	0.01	0.09	0.01
Deferred tax expense related to goodwill	0.00	0.00	0.01	0.01

Non-GAAP basic and diluted loss per share of common stock	$(0.31)	$(0.22)	$(0.63)	$(0.79)

(1)	Excludes stock option costs capitalized as product development costs.

MIDWAY GAMES INC.
Net Revenues by Platform
(In thousands)

	Three Months
	Ended September 30,
	2007		2006
Microsoft Xbox 360	$25,655	69.8%	$—	0.0%
Nintendo Wii	2,137	5.8%	—	0.0%
Sony PlayStation 2	1,946	5.3%	15,561	56.8%
Microsoft Xbox	(55)	(0.1%)	2,202	8.0%
Nintendo GameCube	103	0.3%	4,035	14.7%
Sony PlayStation Portable	1,239	3.4%	744	2.7%
Nintendo DS	1,806	4.9%	—	0.0%
Nintendo Game Boy Advance	164	0.4%	2,185	8.0%
Personal Computer	3,729	10.1%	1,666	6.1%
Royalties and other	23	0.1%	999	3.7%

Total	$36,747	100.0%	$27,392	100.0%

	Nine Months
	Ended September 30,
	2007		2006
Microsoft Xbox 360	$33,544	42.1%	$—	0.0%
Nintendo Wii	10,128	12.7%	—	0.0%
Sony PlayStation 2	8,971	11.3%	36,320	52.9%
Microsoft Xbox	730	0.9%	7,809	11.4%
Nintendo GameCube	841	1.1%	6,230	9.1%
Sony PlayStation Portable	2,779	3.5%	4,755	6.9%
Nintendo DS	5,342	6.7%	—	0.0%
Nintendo Game Boy Advance	1,403	1.8%	2,418	3.5%
Personal Computer	13,865	17.4%	7,118	10.4%
Royalties and other	2,015	2.5%	4,060	5.8%

Total	$79,618	100.0%	$68,710	100.0%

MIDWAY GAMES INC.
Net Revenues by Geography
(In thousands)

	Three Months
	Ended September 30,
	2007		2006
North America	$18,814	51.2%	$21,370	78.0%
International	17,933	48.8%	6,022	22.0%

Total	$36,747	100.0%	$27,392	100.0%

	Nine Months
	Ended September 30,
	2007		2006
North America	$48,792	61.3%	$52,673	76.7%
International	30,826	38.7%	16,037	23.3%

Total	$79,618	100.0%	$68,710	100.0%

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